Exhibit 10.12
EXECUTION COPY
42916.00001

42916.00001
REPAYMENT AGREEMENT
This REPAYMENT AGREEMENT (this “Agreement”) is entered into as of August 28, 2019, by and among American Renal Management LLC, a Delaware limited liability company (the “Company”), American Renal Holdings Inc., a Delaware corporation (“ARH”), and Syed T. Kamal, a resident of the State of Florida (“Executive”) (the Company, ARH and Executive each a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, the Company, ARH and Executive entered into that certain employment agreement, dated March 22, 2010, as amended from time to time (the “Employment Agreement”);
WHEREAS, pursuant to the Employment Agreement, Executive is employed as President of the Company and is eligible to receive, and did receive, annual cash bonus awards (each, a “Bonus”) based on “Performance Goals” as described therein;
WHEREAS, the Parties have concluded that the aggregate Bonuses that Executive received for the fiscal years ended December 31, 2014, 2015, 2016, 2017 and 2018 were in excess of the amounts that would have been payable had the aggregate Bonuses been based on the consolidated financial statements for those periods that give effect to the Restatement (as defined below); and
WHEREAS, the Parties have determined that the aggregate Bonuses should be recalculated, and Executive should repay to the Company an amount equal to the overpayment;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company, ARH and Executive each hereby agree to the following:

1.	Defined Terms. Capitalized terms used but not defined herein shall have the meanings indicated in the Employment Agreement. In addition, the following terms shall have the meanings indicated:

(a)	“Repayment Amount” shall mean the amount of $759,164.

(b)
“Restatement” shall mean the Annual Report on Form 10-K which will include the Company’s financial statements as of and for the year ended December 31, 2018, as well as restated financial statements for the fiscal years ended December 31, 2014, 2015, 2016 and 2017, as contained in its Annual Reports on Form 10-K for the years ended December 31, 2016 and 2017, and its condensed consolidated financial statements for the quarters and year-to-date periods ended March 31, June 30 and September 30, 2016; March 31, June 30 and September 30, 2017; and March 31, June 30 and September 30, 2018 contained in its Quarterly Reports on Form 10-Q.

2.	The Repayment Date. Executive hereby voluntarily agrees to pay the Repayment Amount in full in a lump sum on or before August 22, 2019.

3.
Release. Executive, on behalf of himself and his agents, representatives, attorneys, administrators, heirs, executors and assigns, hereby releases and forever discharges the Company Released Parties (as defined in EXHIBIT A to the Employment Agreement -

FORM OF RELEASE AND WAIVER OF CLAIMS), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date Executive signs this Agreement, arising from or relating to Executive’s repayment obligations hereunder.

4.	Applicable Law, Jurisdiction and Venue.

(a)
This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to any conflict of law principles that would require the application of the laws of a different jurisdiction.

(b)
Any controversy or claim arising out of or relating to this Agreement shall be submitted to mandatory binding arbitration, which shall be conducted in Boston, Massachusetts, in accordance with the employment rules of the American Arbitration Association in effect at the time such arbitration is conducted, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

5.	Miscellaneous.

(a)
This Agreement and all obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights hereunder to any parent, subsidiary, affiliate or successor.

(b)
This Agreement constitutes the entire agreement between the Parties regarding Executive’s repayment obligations hereunder and supersedes and cancels any and all previous contracts, arrangements or understandings, whether written or oral, with respect hereto (excluding, for the avoidance of doubt, the Employment Agreement). In the event any terms or provisions of this Agreement conflict or are inconsistent with the terms and provisions of the Employment Agreement, the terms of this Agreement shall govern and control. This Agreement, however, is not intended to replace the Employment Agreement.

(c)	This Agreement may be amended, modified or superseded only by an agreement in writing executed by the Parties hereto.

(d)
All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by registered mail postage prepaid return receipt requested, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt, to the following addresses, or such other addresses as any Party shall notify the other Parties:

If to the Company:
American Renal Management LLC

500 Cummings Center, Suite 6550
Beverly, MA 01915
Attn: Deputy General Counsel
with copies to:
Susanne V. Clark
General Counsel | Senior Managing Director
Centerbridge Partners, L.P.
375 Park Avenue, 11th Floor
New York, NY 10152-0002
Katherine R. Goldstein
Milbank LLP
55 Hudson Yards
New York, NY 10001-2163
If to the Executive:
Syed T. Kamal
17925 Cachet Isle Drive
Tampa, FL 33647

(e)	Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by the Company or ARH to influence Executive to enter into this Agreement.

(f)	Executive acknowledges that he has carefully read and understands this Agreement, has consulted with an attorney with respect to its provisions and is entering into it knowingly and voluntarily.

[Signatures on following page.]

IN WITNESS WHEREOF, the Company, ARH and Executive have executed this Agreement effective as of the date first written above.
AMERICAN RENAL MANAGEMENT LLC

By:	/s/ Mark Herbers
Name:	Mark Herbers
Title:	Interim Chief Financial Officer
AMERICAN RENAL HOLDINGS INC.

By:	/s/ Mark Herbers
Name:	Mark Herbers
Title:	Interim Chief Financial Officer
SYED T. KAMAL

/s/ Syed Kamal

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